Company Contact:	Investor Relations:
Timothy C. Dec	Kristen McNally/Brandi Floberg
Chief Financial Officer	The Piacente Group, Inc.
Fortress International Group, Inc.	Phone: (212) 481-2050
Phone: (410) 423-7438	figi@tpg-ir.com

FOR IMMEDIATE RELEASE

FORTRESS INTERNATIONAL GROUP, INC. REPORTS
THIRD QUARTER 2009 FIANANCIAL RESULTS

Company Achieves Adjusted EBITDA of $716,000 on Revenue of $16.0 Million

COLUMBIA, MD, November 13, 2009 -- Fortress International Group, Inc. (NASDAQ: FIGI) ("Fortress"), a provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced its financial results for the third quarter ended September 30, 2009.

For the three-month period ended September 30, 2009, the Company reported revenue of $16.0 million, compared with revenue of $25.8 million for the third quarter of 2008. The decrease in revenue was primarily attributable to continued delays in the commencement of projects as a result of continued weakness in the broader economy.

Gross profit for the third quarter of 2009 was $3.4 million, or 21.3%, compared with gross profit of $5.1 million, or 19.8%, for the third quarter of 2008.

Net income for the third quarter of 2009 was $20,000, or $0.00 per share, compared with a net loss of ($3.2) million, or ($0.26) per share, for the third quarter of 2008. Adjusted EBITDA for the third quarter ended September 30, 2009 was approximately $716,000, compared with adjusted EBITDA of approximately $885,000 for the third quarter of 2008. The Company defines adjusted EBITDA as earnings before non-cash equity-based compensation, interest, taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, and provision for bad debt expense. Adjusted EBITDA is a non-GAAP measurement presented to provide further information about the Company's operating trends.

For the nine-month period ended September 30, 2009, the Company reported revenue of $61.0 million, compared with revenue of $65.4 million for the nine-month period ended September 30, 2008.

Gross profit for the nine months ended September 30, 2009 was $8.9 million, or 14.6%, compared with gross profit of $10.6 million, or 16.2%, for the nine months ended September 30, 2008.

Net loss for the nine months ended September 30, 2009 was ($17.8) million, or ($1.40) per share, compared with a net loss of ($11.5) million, or ($0.95) per share, for the nine months ended September 30, 2008. Adjusted EBITDA loss (as defined above) for the nine months ended September 30, 2009 was approximately ($355,000), compared with adjusted EBITDA loss of ($2.7) million for the nine months ended September 30. 2008.

As of September 30, 2009, Fortress’ backlog totaled $39.9 million, compared with a backlog of $42.7 million as of June 30, 2009.

Commenting on the results, Chief Executive Officer Thomas P. Rosato stated, “We made notable progress in the third quarter as evidenced by our return to adjusted EBITDA profitability. Our gains were largely attributable to our continued careful expense control, which has enabled us to reduce SG&A by over 35% compared to the third quarter of 2008.  We have seen a number of positive signs across the industry, as capital constraints have begun to loosen and our customers are becoming more agile in their ability to move forward with previously delayed projects. Including the $39.4 million in contract awards that we announced in October, we have closed a total of $49.1 million of new business since the end of the second quarter.

“While the overall economic situation remains uncertain, we are encouraged by increased potential and pipeline activity from both existing and potential customers and we expect to see increased project spending over the next few quarters. We believe that Fortress’ service offering is among the best in the industry and are well positioned to capitalize on new business opportunities as the markets we serve continue to recover,” Mr. Rosato concluded.

Chief Financial Officer Timothy C. Dec added, "The sequential increase in gross margin in the third quarter was due primarily to the completion of a large-scale construction management project, as well as increased profitability in our facilities management division. The Company has been dramatically impacted by the challenging economic environment over the past 12 months. During that time we took strategic steps to significantly reduce our SG&A, which has enabled us to achieve positive adjusted EBITDA for three out of the last four quarters, as well as positive net income in the third quarter of 2009 for the first time in our company history. We will continue to maintain tight expense controls in-line with our anticipated revenue streams.”

Quarterly Conference Call Details

The Company will conduct its regularly scheduled financial announcement conference call on Friday, November 13, 2009, at 9:00 a.m. EDT. Investors may listen to the conference call via telephone at: 877-941-1427 (U.S./Canada) or 480-629-9664 (international) or via live audio web cast on the investor relations section of the Company's website at www.thefigi.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Friday, November 27, 2009. The audio replay can be accessed by dialing 800-406-7325 (U.S./Canada) or 303-590-3030 (international) and entering conference call ID 4180472, or via an archived webcast available on the investor relations section of the Company's website at www.thefigi.com.

About Non-GAAP Financial Measures

The Company uses adjusted EBITDA as a measure of the Company's operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. By combining the knowledge and experience of Total Site Solutions and Rubicon Professional Services, two experts in critical facilities infrastructure, Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.FortressInternationalGroup.com or call 888-321-4877.

Fortress International Group, Inc. -- setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to our ability to continue as a going concern; the uncertainty whether the Company can raise substantial additional funds to continue its operations; risks associated with our effort to meet our working capital requirements and scheduled maturities of indebtedness absent restructuring; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; the uncertainty whether potential contracts and our backlog would materialize; risks relating to our ability to implement a reduction in our expenses; risks relating our ability to continue to implement our business plan; risks relating to our liquidity; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	September 30,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$2,364,992	$12,448,157
Contract and other receivables, net	11,479,504	21,288,660
Costs and estimated earnings in excess of billings
on uncompleted contracts	2,865,426	3,742,530
Prepaid expenses and other current assets	531,410	539,124
Total current assets	17,241,332	38,018,471
Property and equipment, net	627,191	824,487
Goodwill	4,474,563	4,811,000
Other intangible assets, net	117,930	13,559,234
Other assets	280,036	225,853
Total assets	$22,741,052	$57,439,045
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable, current portion	$482,572	$1,688,845
Convertible note, current portion	2,000,000	-
Accounts payable and accrued expenses	10,709,344	24,394,990
Billings in excess of costs and estimated earnings
on uncompleted contracts	2,825,020	6,047,765
Total current liabilities	16,016,936	32,131,600
Notes payable, less current portion	228,187	311,709
Convertible notes, less current portion	2,000,000	4,000,000
Other liabilities	57,536	137,198
Total liabilities	18,302,659	36,580,507
Commitments and Contingencies	-	-
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000,000 shares authorized; no shares
issued or outstanding	-	-
Common stock- $.0001 par value, 100,000,000 shares authorized; 12,870,626 and 12,797,296 issued; 12,676,767 and 12,621,716 outstanding at
September 30,2009 and December 31, 2008, respectively	1,290	1,279
Additional paid-in capital	62,655,305	61,262,218
Treasury stock- 226,193 and 175,580 shares at cost at September 30, 2009 and December 31, 2008	(918,099)	(869,381)
Accumulated deficit	(57,300,103)	(39,535,578)
Total stockholders' equity	4,438,393	20,858,538
Total liabilities and stockholders’ equity	$22,741,052	$57,439,045

FORTRESS INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Results of Operations:
Revenue	$16,005,741	$25,781,523	$61,016,490	$65,363,481
Cost of revenue	12,595,265	20,660,103	52,157,345	54,719,170
Gross profit	3,410,476	5,121,420	8,859,145	10,644,311
Operating expenses:
Selling, general and administrative	3,140,715	4,838,291	11,632,284	15,275,116
Depreciation and amortization	101,474	125,716	309,934	355,810
Amortization of intangibles	93,211	702,569	1,476,171	2,104,067
Impairment loss on goodwill and other intangibles	-	2,973,000	13,062,133	4,190,000
Total operating costs	3,335,400	8,639,576	26,480,522	21,924,993
Operating loss	75,076	(3,518,156)	(17,621,377)	(11,280,682)
Interest income (expense), net	(55,321)	(49,653)	(143,140)	(194,661)
Loss from operations before income taxes	19,755	(3,567,809)	(17,764,517)	(11,475,343)
Income tax expense (benefit)	-	(349,898)	-	37,102
Net income (loss)	$19,755	$(3,217,911)	$(17,764,517)	$(11,512,445)
Per Common Share (Basic and Diluted):
Basic and diluted net loss	$0.00	$(0.26)	$(1.40)	$(0.95)
Weighted average common shares outstanding-basic and diluted	12,675,630	12,326,397	12,665,242	12,164,454

FORTRESS INTERNATIONAL GROUP, INC.
ADJUSTED EBITDA RECONCILIATION
	(Unaudited)		(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September
	2009	2008	2009	2008
Net income (loss)	$19,755	$(3,217,911)	$(17,764,517)	$(11,512,445)
Interest (income) expense, net	55,321	49,653	143,140	194,661
Income tax expense (benefit)	-	(349,898)	-	37,102
Depreciation and amortization	101,474	125,716	309,934	355,810
Amortization of intangibles	93,211	818,075	1,476,171	2,491,477
EBITDA	269,761	(2,574,365)	(15,835,272)	(8,433,395)
Stock and warrant-based compensation	446,358	456,835	1,393,098	1,469,252
Impairment loss on goodwill and other intangibles	-	2,973,000	13,062,133	4,190,000
Provision for bad debts	-	29,933	1,025,083	119,728
Adjusted EBITDA	$716,119	$885,403	$(354,958)	$(2,654,415)

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